Exhibit 10.6

English Translation

REAL ESTATE LEASE AGREEMENT

Lessor: Fujian Aidu Garment Manufacturing Co., Ltd. (“AIDU”)

Lessee: ZUOAN Dress Co., Ltd., Shishi (“ZUOAN”)

This Lease is made by and between AIDU and ZUOAN for leasing of the right to use the land, buildings and other appurtenances attached thereto upon principles of equality, voluntariness and legality in accordance with the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Urban Real Estate Administration, the Law of the People’s Republic of China on Land Administration and other applicable laws and regulations.

I.

AIDU has acquired, in the form of allotment, the property located at Dingkekeng, Yushan, Jinjing Town, Jinjiang of Fujian Province (Fujian Aidu Garment Manufacturing Co., Ltd.), Land-use Right Certificate [JG]Zi No. 2004-00482, covering an area of 5,800 sqm, 1st Certificate of Title JFQZ[JJ]Zi No.04-200066 for a building area of 5,813.70 sqm and 2nd Certificate of Title JFQZ[JJ]Zi No.04-200067 for a building area of 6,943.09 sqm, with the total leased area amounting to 12,756.79 sqm; 3rd and 4th Certificates of Title JFQZ[JJ]Zi                  (application pending), Land-use Right Certificate [JG]Zi No. 2006-01235, for a building area of 7,135.71 sqm. This Lease covers a total area of 19,892.05 sqm for industrial uses during a term of two years commencing on January 01, 2005 and terminating on December 31, 2006.

The location and four corners of the land to be leased are indicated in the enclosed map which has already been mutually confirmed.

II.

AIDU desires to grant ZUOAN the right to use the land, buildings and other appurtenances attached thereto for industrial uses at a rent of RMB 3,600,000/year for a term of two years commencing on January 01, 2005 and terminating on December 31, 2006. The total rent payment shall amount to RMB 7,200,000.

III.

The rent payment shall be settled on a quarterly basis, i.e. RMB 900,000/quarter. ZUOAN shall pay the rent for the first quarter within the first month after the above-mentioned property is transferred to ZUOAN.

IV.

ZUOAN shall return the land, buildings and other appurtenances attached thereto upon expiry of the lease term, which may be renewed, provided that a one-month notice is given and that a new lease is signed with AIDU.

V.

ZUOAN shall ensure reasonable use and necessary maintenance of the land, buildings and other appurtenances attached thereto, which shall be used only for the above-mentioned purpose. AIDU may, at its discretion, terminate the Lease and withhold the use of such leased property if ZUOAN is found to have used it for any purpose other than that specified herein or for any illegal purpose.

VI.

AIDU shall give ZUOAN prior notice if it intends to transfer the land, buildings and other appurtenances attached thereto during the lease term and, in such case, ZUOAN shall have the right of first refusal under the same terms.

VII.	Any dispute arising out of or in relation to this Lease shall be settled through mutual consultation. If no settlement can be reached, the dispute shall be submitted to the competent People’s Court.

VIII.	This Lease is made in two counterparts, AIDU and ZUOAN each holding one copy.

IX.	This Lease is made this 20th day of December, 2004 in Jinjiang, Fujian Province, China.

X.

A supplementary agreement may be entered into separately for any matter that is not addressed herein, and such supplementary agreement, once signed by the parties hereto, shall form an integral part of this Lease and be equally binding.

XI.	This Lease shall come into effect after due execution by the legal representatives (authorized representatives) of the parties hereto.

On behalf of AIDU (signature/seal)		On behalf of ZUOAN (signature/seal)
Legal / authorized representative:	/s/ Chaojie Hong	Legal / authorized representative:	/s/ James Jinshan Hong
[SEAL]		[SEAL]

Date: December 20, 2004